Exhibit 23.1

Consent of Beard Miller Company LLP

We have issued our report dated March 12, 2007, accompanying the consolidated balance sheets of Community Partners Bancorp and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended. This report was included in the Annual Report of Community Partners Bancorp on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statement of Community Partners Bancorp in this Form S-8.

/s/ Beard Miller Company LLP

Allentown, Pennsylvania

August 24, 2007